Exhibit 10.16

AGREEMENT

FOR DISABILITY ADMINISTRATIVE SERVICES

THIS AGREEMENT, effective as of this 1st day of July, 2005 (the “Effective Date”) by and between Educators Mutual Life Insurance Company having offices in Lancaster, Pennsylvania (“Client Company”) and Disability Reinsurance Management Services, Inc. (“DRMS”), having its principal office and place of business at One Riverfront Plaza, Westbrook, Maine 04092-9700.

RECITALS:

WHEREAS, Client Company has entered into a Reinsurance Agreement (“the Treaty”) with Fortis Benefits Insurance Company, as Reinsurer, under which Fortis Benefits Insurance Company (“Reinsurer”), originally effective January 1, 2003 has agreed to reinsure under the Treaty in Amendment No. 2, as of and effective July 1, 2005, a certain specified percentage of the risk under the Group Long-Term Disability Insurance Policies issued by the Client Company;

WHEREAS, DRMS is the Reinsurance Intermediary Manager for the Treaty;

WHEREAS, Client Company desires to retain DRMS to provide those services described in Exhibit A for Claims, submitted under Group Long Term Disability Insurance Policies reinsured by the Treaties, and other defined Reinsured Services in Exhibits A (the “Reinsured Services”); and

WHEREAS, Client Company also desires to retain DRMS to provide certain ASO Services described in Exhibit B (the “ASO Services”) for certain Claims submitted under certain existing group long term disability insurance policies that are not reinsured under the Treaties; and

WHEREAS, DRMS desires to provide the Reinsured and ASO Services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I: DEFINITION

Except as explicitly provided to the contrary in these definitions, it is the intent of the parties that each term used in this Agreement be defined and used in accordance with the definition contained herein. In the event of any ambiguity other than a conflict of the type described below, the parties may look to custom and usage of such term in the disability insurance and reinsurance industry. In case of any conflict between these definitions and any other provisions of the Agreement, it is agreed that the provisions of the Agreement shall control.

1.1	Claim - a claim for benefits under a Policy.

1.2	Consequential Damages - damages proximately caused by a party’s breach, tortious conduct or other wrongful act that are reasonably foreseeable to occur as a result of such wrongful conduct.

1.3	Contractual Benefits - coverages and benefits extended to Insureds as specified in the Policy or Policies.

1.4	Costs of Litigation or Arbitration - all costs and expenses, including reasonable attorney fees, incurred by a party in connection with the defense of a Claim pursued through litigation or arbitration.

1.5	Covered Business - any and all Policies underwritten, issued or renewed, and reinsured in accordance with the provisions of this Agreement.

1.6	Exemplary Damages - damages awarded usually as a result of a finding of willful misconduct, fraud, malice or oppression, or conduct in reckless disregard of a party’s rights and interests, intended to punish the wrongdoer or to deter such conduct from occurring in the future, where the amount is not fixed by statute or otherwise.

1.7	Extra-Contractual Amounts - sums, damages or amounts determined to be payable to an Insured in excess of Contractual Benefits which may include, but are not necessarily limited to, fines or Statutory Penalties, Punitive, Exemplary, Compensatory or Consequential Damages, or a plaintiff’s or claimant’s reasonable costs and expenses (including attorney fees) in pursuing litigation or arbitration.

1.8	Policy or Policies - the Long Term Disability insurance policy or policies that are (i) underwritten and issued or renewed by the Client Company and reinsured by the Reinsurer under the Treaties.

1.9	Policyholder - the owner of the Policy or Policies.

1.10	Punitive Damages - those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

1.11	Reinsurance Premiums - the amount due to the Reinsurer from the Client Company for reinsurance coverage of the Covered Business ceded to and accepted by the Reinsurer, as set forth in the Treaties.

1.12	Reinsurer - Fortis Benefits Insurance Company or any other A, A-, or better rated insurance company chosen by DRMS and Client Company to provide reinsurance coverage in accordance with the terms and conditions of the Treaties.

1.13	ASO Claims - those long term disability Claims filed by Claimants seeking benefits under policies, issued by Client Company, that are not reinsured under the Treaties.

1.14	Reinsured and ASO Services - those services provided by DRMS as described in Exhibits A, and B hereof.

1.15	Statutory Penalties - those amounts which are awarded as a penalty but fixed in amount by statute.

ARTICLE II: RESPONSIBILITIES OF THE PARTIES

2.01	DRMS. DRMS shall perform the Reinsured and ASO Services upon the terms and conditions set forth herein, and as outlined in Exhibits A and B hereto, in accordance with any applicable DRMS policies and procedures, as may be amended from time to time. DRMS shall also be subject to the claim and other standards, policies and procedures of the Client Company as may be agreed to by the Parties from time to time. In performing the Reinsured and ASO Services under this Agreement, DRMS shall comply, as applicable, with the ERISA Claims Regulations established by the United States Department of Labor and all other applicable state and federal regulations. All Reinsured and ASO Services will be performed in accordance with reasonable and applicable industry standards.

a)	Adjudication of Claims.

i.	Client Company authorizes DRMS to, and DRMS shall, make the initial and any administrative appeal determination with respect to each Claim (as defined in Exhibits A and B) whether such Claim is valid and payable under the terms of the applicable Coverage (as defined in Exhibits A and B).

ii.	DRMS has full authority to determine whether a Claim is payable provided, however, Client Company reserves the right as to any such Claim to disregard and override the determination of DRMS. If Client Company exercises this right with respect to any Claim, DRMS shall have no liability to Client Company, through indemnification, hold-harmless, or otherwise arising out of or relating to that Claim.

b)	Privacy Standards.

i.	DRMS may not disclose or use any non-public personal information, whether health or financial, received from or on behalf of Client Company pursuant to this Agreement for any reason other than to carry out DRMS’ duties under this Agreement. Further, DRMS agrees to comply with Client Company’s privacy standards as existing on the date of this Agreement and as may be amended in the future and with all applicable laws and regulations relating to the privacy and confidentiality of consumer information.

“Non-public personal financial information” means personally identifiable financial information and any list, description or other grouping of consumer (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available.

“Non-public personal health information” means information that identifies an individual who is the subject of the information, or with respect to which there is a reasonable basis to believe that the information could be used to identify and individual.

2.02	Client Company. Client Company shall:

a)	Whenever a claim is submitted to Client Company, transmit promptly such claim, as well as any related proof of loss or other documents, by facsimile to DRMS.

b)	Provide DRMS with accurate information and documentation necessary for the timely and proper administration of any disability claims;

c)	Take such actions as necessary to assist DRMS in complying with all applicable laws and regulations, including notifying all insured individuals of the identity of, and relationship among, DRMS as the administrator, the policyholder and the insurer.

d)	Follow such procedures as reasonably necessary for DRMS, and as required by applicable state laws, if, subsequent to the execution of this Agreement, Client Company authorizes and DRMS undertakes on terms mutually agreeable to both parties, any claim paying function on behalf of Client Company.

ARTICLE III: TERM

3.01	Term. This Agreement shall be in effect from the Effective Date set forth above and shall remain in effect for one (1) year from the Effective Date (“the Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew on an annual basis, for successive one-year terms unless terminated as herein provided.

ARTICLE IV: COMPENSATION

4.01	Fees. In exchange for the Reinsured Services provided by DRMS for policies reinsured under the Treaties, DRMS shall be entitled to the management fees set forth in the Treaties.

4.02	Fees. In exchange for the ASO Services provided by DRMS for certain existing group long term disability insurance policies issued by Client Company which are not reinsured under the Treaties, DRMS shall be entitled to the administrative services fees set forth in Exhibit B.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF DRMS

DRMS represents and warrants to Client Company as follows:

5.01	Organization: Standing. DRMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DRMS will maintain all required licenses to provide the services and work contemplated hereby.

5.02	Authority. DRMS has the requisite corporate power and authority to execute and deliver this Agreement and to provide the Reinsured and ASO Services contemplated hereunder.

5.03	No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, conflict with or violate: (a) any provision of DRMS’ certificate of incorporation or bylaws; or (b) any applicable law or regulation.

5.04	Limitation. DRMS makes no representations or warranties regarding any cost savings, revenues, earnings or profits which might be realized by Client Company as a result of this Agreement or the Services provided by DRMS hereunder, and Client Company may not assert any claim or action against DRMS to recover for such alleged damages or losses.

5.05	Information. All information which it provides to Client Company will be accurate and complete when supplied, and DRMS will promptly update such data and information in writing to Client Company when it becomes erroneous or misleading.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

OF CLIENT COMPANY

Client Company represents and warrants to DRMS as follows:

6.01	Organization; Standing. Client Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

6.02	Authority. Client Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

6.03	Correct Information. To the best of the Client Company’s knowledge, information and belief, all data and other information supplied to DRMS by Client Company were and will be true and correct when supplied and Client Company will promptly update such data and information in writing to DRMS when it becomes erroneous or misleading.

6.04	No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, conflict with or violate: (a) any provision of Client Company’s certificate of incorporation or bylaws; or (b) any applicable law or regulation.

6.05	Limitation. Client Company makes no representations or warranties regarding any cost savings, revenues, earnings or profits which might be realized by DRMS as a result of this Agreement or the services provided by DRMS hereunder, and DRMS may not assert any claim or action against Client Company to recover for such alleged damages or losses.

ARTICLE VII: INDEMNITY

In addition to any rights and remedies available under other provisions of this Agreement, the parties shall have the following rights and obligations.

7.01	By Client Company. Client Company shall defend, indemnify and hold DRMS, including any affiliates, representatives or related entities of DRMS, harmless from and against any and all claims of any kind or nature, asserted against Client Company or DRMS by any other individual or entity, except as expressly excluded in or limited by this Agreement, arising out of or attributable to:

(a)	any negligent, intentional, or wrongful acts or omissions of Client Company, including the failure to provide timely and/or accurate information regarding any particular Claim; or

(b)	the breach by Client Company of any representation or warranty set forth in this Agreement; or

(c)	an action by a claimant alleging a wrongful denial of a Claim, in which Client Company did not follow the written Claims adjusting recommendation of DRMS; or

(d)	an action by a claimant alleging a wrongful denial of and refusal to settle a Claim, in which Client Company did not follow the written settlement recommendation of DRMS.

Such duty to defend and indemnify includes the obligation to pay all costs of defense including attorney fees and related litigation fees.

7.02	By DRMS. DRMS shall defend, indemnify and hold Client Company, including any affiliates, representatives or related entities of Client Company, harmless from and against any and all claims of any kind or nature, asserted against DRMS or Client Company by any other individual or entity, except as expressly excluded in or limited by this Agreement, arising out of or attributable to:

(a)	any negligent, intentional, or wrongful acts or omissions of DRMS, including the failure to provide timely and/or accurate information regarding any particular Claim; or

(b)	the breach by DRMS of any representation or warranty set forth in this Agreement; or

(c)	an action by a claimant alleging a wrongful denial of a Claim, in which Client Company followed the written claims adjusting recommendation of DRMS, or

(d)	an action by a claimant alleging a wrongful denial of and refusal to settle a Claim, in which Client Company followed the written settlement recommendation of DRMS.

Such duty to defend and indemnify includes the obligation to pay all costs of defense including attorney fees and related litigation fees.

7.03	Limitations on Liability. Notwithstanding the provisions of Article 7.02 above:

(a)	DRMS shall not indemnify Client Company for contractual benefits if Client Company would have been obligated by contract to pay the claimant if the Claim had not been denied. Evaluation of such contractual obligation shall be based upon all information known to Client Company regarding the Claim at the time the indemnification issue is addressed. The evaluation shall not be limited to the information relied upon by DRMS at the time of the adjudication of the Claim.

(b)	The duty to indemnify by DRMS shall not apply in the event the claims adjudication by DRMS resulting in the denial of a Claim was handled consistent with the applicable and reasonable industry standards, and was based upon reasonable interpretations of medical or mental or nervous conditions and there was reliable medical and legal authority to support the claims adjudication conclusion.

(c)	The amount payable to Client Company by DRMS or its affiliates pursuant to the above indemnification provision shall be reduced by any sums owed to DRMS by Client Company.

7.04	Defense of Litigation.

(a)	If either party is served or receives notice of a lawsuit arising out of a decision on a Claim under a reinsured Policy, regardless of whether or not both parties are named as defendants, that party shall notify the other party within 5 business days of such new lawsuit.

(b)	The defense of litigation due to or arising from any adverse Claim decision, under a Policy, made by DRMS pursuant to this Agreement, shall be handled by DRMS, with the full participation of, and cooperation from, the Client Company. DRMS will obtain Client Company’s prior approval before retaining legal counsel to defend such litigation and DRMS will provide Client Company with a written monthly status report of litigation matters. Any and all offers to settle any litigation will require Client Company’s prior written approval.

(c)	The defense of any litigation due to or arising from any disputed ASO Claim, shall be handled by the Client Company with the full participation by, and cooperation from DRMS.

7.05	Survival. The provisions of this Article VII shall survive any termination or expiration of this Agreement.

ARTICLE VIII: CONFIDENTIALITY

8.01	By DRMS. DRMS acknowledges that all documents, reports, records, books, files and other materials relative to Client Company, its business, or its policyholders, including any claims or health records (“Information”) whether supplied by Client Company or prepared by DRMS, shall be the sole property of Client Company and that such property shall be held by DRMS as agent during the term of this Agreement. Except as provided below, all Information furnished by Client Company to DRMS is confidential and neither DRMS nor any of its affiliates, employees, agents or representatives shall disclose any such information, directly or indirectly, to any third party except to the extent required by law to make such disclosure; and, in the case of DRMS, to the extent-required by DRMS in order to perform its obligations under this Agreement.

8.02	By Both Parties. Both parties acknowledge that this Agreement and the attached Exhibits and Schedules are confidential and proprietary and that the terms thereof shall not be shared with any person other than those persons who have a business, judicial, or regulatory need to know. DRMS agrees that Client Company may discuss the existence but not the content of this Agreement and the attached Exhibits and Schedules with any prospective reinsurer and any reinsurance intermediary or broker.

8.03	Exceptions. Anything herein to the contrary notwithstanding, the following information shall not be deemed confidential for purposes of this Article:

(a)	information which is already public knowledge or becomes generally available to the public other than as a result of a disclosure by the party alleged to have violated this Article;

(b)	information which becomes available to a party on a non-confidential basis from a source (other than the party which is the subject of such information) which is not bound by a confidentiality agreement with the party to whom such information pertains or whom the party alleged to have breached this Article has no reason to know is so bound; or

(c)	information which, prior to disclosure thereof by the non-breaching party, is in possession of the party alleged to have breached this Article.

8.04	Iniunctive Relief. Both parties acknowledge that the breach of this Article VII by either of them could cause the non-breaching party irreparable harm not compensable by monetary damages. Accordingly, the parties agree that the breach or threatened breach of this Article by either of them shall entitle the non-breaching party to injunctive relief, in addition to any other available remedies, and any dispute regarding these confidentiality provisions shall not be governed by the arbitration provisions herein, unless the parties expressly so agree.

ARTICLE IX: ACCESS TO RECORDS

9.01	By Client Company. Upon reasonable notice to DRMS, Client Company shall have access, during normal business hours, to all documents, records, books, files and other materials gathered and created pursuant to the requirements of this Agreement.

9.02	By Auditors and Regulators. Client Company and its duly authorized independent auditors as well as any state regulators shall have the right upon reasonable notice to DRMS and at reasonable frequencies during DRMS’ normal business hours to perform on-site examinations, inspections and audits of records, files and accounts created and maintained pursuant to this Agreement.

9.03	Maintenance of Records. DRMS shall maintain at its administrative office and at such other location(s) as may be required by any governing bodies or administrative agencies, the books, files and records generated pursuant to this Agreement. The books, files and records of all such transactions shall be maintained in accordance with prudent standards of insurance record keeping and shall be maintained for the duration of this Agreement and for a period of not less than seven years after the termination of this Agreement, or as otherwise required by law. The parties agree that all such books, files and records, excluding DRMS’ internal financial statements and financial records, are the property of Client Company and will be delivered to Client Company upon its request.

ARTICLE X: TERMINATION

10.01	Termination by Either Party Without Cause. This Agreement may be terminated at any time by mutual written agreement of the parties. In addition, after the expiration of the Initial Term set forth in Article III herein, either party may terminate this Agreement without cause by giving ninety (90) days written notice of such intent to terminate.

10.02	Termination by Either Party With Cause. In the event either of the parties (the “Defaulting Party”) materially breaches this Agreement or is in material default in the performance of any of its duties and obligations hereunder, or fails to meet the performance standards or payment obligations hereunder, the other party hereto may give written notice of such default to the defaulting party. The defaulting party shall then have thirty (30) days within which to cure the said default to the satisfaction of the non- defaulting party. At the expiration of the thirty (30) day cure period, the non-defaulting party shall determine whether it is satisfied that the default has been cured. In the event the default is not cured to the non-defaulting party’s satisfaction at the close of the thirty (30) day cure period, the non-defaulting party may terminate this Agreement upon written notice, which shall be effective upon receipt.

10.03

Automatic Termination. This Agreement shall automatically terminate without prior notice (a) in the event either party files for bankruptcy protection or is placed under rehabilitation, receivership or involuntary proceeding by any regulator or court of competent jurisdiction or (b) at the option of EML in the event DRMS has become merged with, acquired or controlled by any company, corporation or individual(s) not controlling DRMS’ operations previously. If this Agreement is terminated, DRMS shall cooperate with the Client Company in the orderly transition and transfer of the files and records to the Client Company or the Client Company’s designated new Third Party Administrator. The Client Company agrees to pay DRMS for its reasonable costs, including but not limited to, costs for work by DRMS’ employees, all at DRMS’ then current rates, and out-of-pocket expenses incurred by DRMS in this transition and transfer process.

10.04	On-Going Obligations. Upon termination of this Agreement, no parties shall have any further obligation pursuant to the terms of this Agreement except for (i) obligations occurring prior to the date of termination, and (ii) obligations, promises, or covenants contained herein which are expressly made to extend beyond the term of this Agreement.

10.05	Non-Waiver. Termination of this Agreement due to the fault or breach by either party shall not constitute a waiver of any rights, which the other party might have under this Agreement.

10.06	Post Termination Responsibilities. Upon any termination, cancellation or expiration of this Agreement, DRMS will fully cooperate with Client Company and shall continue to provide, at its sole cost and expense and without any further compensation, the Reinsured Services set forth in Exhibit A in accordance with the terms hereof on all open claims and claims on in force Policies as of the cancellation, termination or expiration date until such claims are finally terminated or settled. In the event DRMS is unable to perform the Services described in Exhibits A and B for any reason, the Client Company, in its sole discretion, may regain responsibility for performing such obligations. In such event, DRMS shall reimburse Client Company for all costs incurred by Client Company to perform the Reinsured Services set forth in Exhibit A.

ARTICLE XI: MISCELLANEOUS

11.01	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. The foregoing notwithstanding, DRMS may assign its rights and obligations hereunder without Client Company’s prior written approval but with 60 days prior written notice to affiliated companies. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.02	Dispute Resolution.

(a)	The parties to this Agreement understand and agree that the implementation of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between such parties. Each party hereto agrees to use its best efforts to cause any disputes or disagreements between such parties and arising out of this Agreement to be considered, negotiated in good faith and resolved as soon as possible.

(b)	The parties hereto agree to refer any and all claims or disputes between them, within twenty (20) business days after either party has notified the other in writing of the need to resolve such dispute or disagreement, to the President of DRMS and to the President of Client Company, or their respective designated and authorized representatives, for consideration and negotiation of the claim or dispute.

(c)	If such claims or disputes are not settled within twenty (20) business days thereafter, the parties agree that the matter shall be resolved through binding arbitration which shall be conducted in accordance with the arbitration provisions and procedures set forth in the Treaties.

(c)	No resolution or attempted resolution of any dispute or disagreement pursuant to this Section shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

11.03	Remedies. The remedies recognized by and provided for in this Agreement are the sole and exclusive remedies available to the parties hereto for any claims based upon, arising out of or otherwise relating to this Agreement and the transactions contemplated hereunder, including any breach or threatened breach of this Agreement.

11.04	Independent Contractor. It is understood and agreed that the Services are performed hereunder by DRMS as an independent contractor and not as an employee or partner of Client Company.

11.05	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements with respect to the subject matter hereof, whether oral or written.

11.06	Amendments. Except as otherwise expressly provided in this Agreement, any Amendment or modification shall not be effective unless and until a written instrument is executed by both of the parties hereto.

11.07	Waiver. The waiver by either party hereto of any provisions of this Agreement on any one or more occasions shall not be construed to constitute a waiver of that or any other provision on any other occasion.

11.08	Survival. The representations, warranties, covenants and obligations contained herein shall survive the execution of the Agreement and the performances hereunder.

11.09	Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania without regard to principles of conflicts of laws.

11.10	Exhibits. Exhibits A, B, and C hereto, including any agreed upon amendments hereto, shall be deemed a part of the Agreement as fully and effectively as if set forth in full in the body of this Agreement.

11.11	Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

Educators Mutual Life Insurance Company		Disability Reinsurance Management Services, Inc.

By:		By:
Title:	VP & Actuary	Title:	VP & Secretary

EXHIBIT A

TO AGREEMENT WITH EDUCATORS MUTUAL LIFE INSURANCE COMPANY

FOR DISABILITY SERVICES

1.	DRMS shall provide services (the “Reinsured Services”) to Client Company in accordance with applicable claims and other standards agreed to by the Client Company and DRMS, as follows:

A.	Scope of Reinsured Services.

1.	The Reinsured Services shall be provided in each state in which Client Company provides disability insurance coverage as of and after the Effective Date of this Agreement.

2.	The Reinsured Services shall cover all claims asserted under Group LTD Insurance Policies issued by Client Company and reinsured under the Treaties.

B.	Nature of Reinsured Services.

1.	Claims. DRMS shall determine the eligibility of and the benefits, if any, due insureds under the coverages specified above, including but not limited to:

(a)	Receipt and review of any and all Claims for disability benefits (“Claims”) submitted by insured claimants of Client Company;

(b)	Liability assessment and determination including telephone and written contact with claimants, employers, physicians and any other party deemed necessary and appropriate in the course of managing the Claim and in accordance with applicable and reasonable recognized industry standards;

(c)	The gathering of any and all information necessary to the evaluation of the Claim and to the determination of the validity, coverage, payment and other issues related to the Claim;

(d)	Medical assessment and referral to Medical Consultant or Nurse Consultant, as necessary in DRMS’ discretion;

(e)	Social Security Assistance vendor referral, as necessary in DRMS’ discretion;

(f)	Vocational Rehabilitation assessment and vendor referral, as necessary in DRMS’ discretion;

(g)	Field Investigation services or vendor referral, as necessary in DRMS’ discretion;

(h)	Independent medical examination referral, as necessary in DRMS’ discretion;

(i)	Adjudication of each Claim, and notification to Claimant and to Client Company of the approval or denial decision regarding the Claim;

(j)	Shall provide written notification of an adverse decision of a Claim in a manner consistent with applicable law, including but not limited to, if applicable, ERISA claim regulations from the U.S. Department of Labor and applicable state insurance disability claims management laws;

(k)	Appropriate ongoing management, as necessary;

(l)	Adjudication of each ongoing Claim, and notification to the Client Company and Claimant of such decisions;

(m)	Delivery to Client Company of sufficient information and documentation in the format designated by the Client Company to allow complete financial analysis and reserving of the Claim by Client Company;

(n)	Notification of all expiration of benefits decisions to Client Company;

(o)	Adjudication of all initial appeals form any adverse benefit determination;

(p)	Forward all re-appeals by a Claimant of an adverse benefit determination to Client Company along with a copy of the file and an appeal summary for review and discussion of appeal decision by the parties, with the determination of such re-appeal to be made collectively by the parties;

(q)	Responding in a timely manner to all insurance department or regulatory inquiries and complaints relating to DRMS’ Reinsured Services, promptly providing a copy of each such response to Client Company, and maintaining legally compliant records of all such complaints and inquiries;

(r)	Evaluating and recommending all settlement proposals on any appropriate Claim, and upon Client Company’s written approval, performing the necessary offers, negotiation and release and settlement agreements with respect to any appropriate Claim;

(s)	Managing, coordinating and conducting all Special Investigations and field investigations with respect to any Claim; and immediately submitting all cases involving suspected fraudulent activity directly to Client Company;

(t)	Be responsible for reporting, withholding and handling of all taxes;

(u)	Provide claim payment and claim check-cutting services for the Client Company, as set forth in Exhibit C hereto;

(v)	Shall pursue, where appropriate in DRMS’ discretion, recouping any benefit monies mistakenly issued to Claimants or occurring as a result of a retroactive offset. This may include agreeing to offset future benefits and participating in collection efforts;

(w)	Notify the Client Company by fax no later than five (5) business days after receipt of any legal proceeding or claimant litigation, and cooperate fully with Client Company in the defense of any such legal proceeding or claimant litigation. The notification shall be faxed to Client Company’s Corporate Secretary at 717-393-7014;

(x)	Follow all applicable federal, state and local rules, regulations and mandates as required for the performance of this Agreement;

(y)	Shall issue to Client Company the following standard reports monthly:

i)	Appeal Status Report

ii)	Time to Process Report

iii)	Quality Assurance Report

iv)	Social Security Activity Report

v)	LTD Claim Status Detail Report

vi)	Complaint Log

(z)	DRMS shall be responsible for Claimant checks being issued and the EFT’s being deposited on a daily basis as warranted for each Claim; and

(aa)	DRMS shall issue to Policyholders all monthly Claim Payment histories and detailed tax reports.

2.	DRMS shall not use the name or logo or other identification of Client Company in any advertising without the prior written authorization of Client Company.

3.	Client Company will be responsible for and pay the Claim Expenses detailed below which are incurred by DRMS in performing the Reinsured Services. Any expenses charged to the Client Company will be a proportion of the actual expenses, with the proportion being the proportion of risk retained by the Client Company on the Claimant for which the expenses were incurred.

(a)	Independent Medical Examination(s) (“IME”);

(b)	Surveillance and field and/or investigative case management performed by any third parties;

(c)	Functional Capacity Examination(s);

(d)	Vocational assessments and/or rehabilitation services by any third parties;

(e)	Labor Market Surveys;

(f)	Job Accommodation Expenses (with prior approval of Client Company);

(g)	Behavioral health assessment(s);

(h)	Peer Reviews;

(i)	Attorneys’ fees from any third party attorneys for necessary legal advice (with prior approval from the Client Company for fees exceeding $500.00), and/or overpayment collection services; and

(j)	Social Security Services

The invoices DRMS sends to bill these Claim Expenses to the Client Company will show such Expenses on a per Claim basis.

EXHIBIT B

TO AGREEMENT WITH EDUCATORS MUTUAL LIFE INSURANCE COMPANY

FOR ASO DISABILITY SERVICES

1.	DRMS shall provide services (the “ASO Services”) to Client Company in accordance with applicable claims and other standards agreed to by the Client Company and DRMS, as follows:

A.	Scope of ASO Services.

1.	The ASO Services shall cover all ASO Claims submitted under certain Group LTD Insurance Policies issued by Client Company that are not reinsured under the Treaties and which the parties have agreed to transfer and/or are transferred by Client Company to DRMS pursuant to the Agreement.

B.	Nature of ASO Services.

1.	Claims. DRMS shall determine the eligibility of and the benefits, if any, due insureds under the coverages specified above, including but not limited to:

(a)	Receipt and review of any and all ASO Claims submitted by insured claimants of Client Company;

(b)	Liability assessment and determination including telephone and written contact with claimants, employers, physicians and any other party deemed necessary and appropriate in the course of managing the claim and in accordance with applicable and reasonable recognized industry standards;

(c)	The gathering of any and all information necessary to the evaluation of the Claim and to the determination of the validity, coverage, payment and other issues related to the Claim;

(d)	Medical assessment and referral to Medical Consultant or Nurse Consultant, as necessary in DRMS’ discretion;

(e)	Social Security Assistance vendor referral, as necessary in DRMS’ discretion with a vendor of Client Company’s choice;

(f)	Vocational Rehabilitation assessment and vendor referral, as necessary in DRMS’ discretion;

(g)	Field Investigation services or vendor referral, as necessary in DRMS’ discretion;

(h)	Independent medical examination referral, as necessary in DRMS’ discretion;

(i)	Adjudication of each Claim, and notification to Claimant and to Client Company of the approval or denial decision regarding the Claim and notification to Client Company of any single claim payment exceeding $10,000;

(j)	Shall provide written notification of an adverse decision of a Claim in a manner consistent with applicable law, including but not limited to, if applicable ERISA claim regulations from the U.S. Department of Labor and state insurance disability claims management laws;

(k)	Appropriate ongoing management, as necessary;

(l)	Adjudication of each ongoing Claim, and notification to the Client Company and Claimant of such decisions;

(m)	Delivery to Client Company of sufficient information and documentation in the format designated by the Client Company to allow complete financial analysis and reserving of the Claim by Client Company;

(n)	Notification of all expiration of benefits decisions to Client Company;

(o)	Adjudication of all initial appeals from any adverse benefit determination;

(p)	Forward all re-appeals by a Claimant of an adverse benefit determination to Client Company along with a copy of the file and an appeal summary for review and discussion of appeal decision by the parties, with the determination of such re-appeal to be made collectively by the parties;

(q)	Referring in a timely manner all insurance department or regulatory inquiries and complaints relating to DRMS’ ASO Services, to Client Company’s Corporate Secretary with a complete case summary and supporting documents, and maintaining legally compliant records of all such complaints and inquiries DRMS shall cooperate fully in providing the necessary claim information needed to provide an appropriate response to the U.S. Department of Labor and any other regulatory agency;

(r)	Evaluating and recommending all settlement proposals on any appropriate Claim, and, upon Client Company’s written approval, performing the necessary offers, negotiation and release and settlement agreements with respect to any appropriate Claim;

(s)	Managing and conducting all Special Investigations and field investigations with respect to any Claim and immediately submitting all cases involving suspected fraudulent activity directly to Client Company;

(t)	Be responsible for certain reporting, withholding and handling of all taxes, as set forth in Exhibit C hereto;

(u)	Provide claim payment and claim check-cutting services for the Client Company, as set forth in Exhibit C hereto;

(v)	Shall pursue, where appropriate in DRMS’ discretion, recouping any benefit monies mistakenly issued to Claimants or occurring as a result of a retroactive offset. This may include agreeing to offset future benefits and participating in collection efforts;

(w)	Notify the Client Company by fax no later than five (5) business days after receipt of any legal proceeding or claimant litigation, and cooperate fully with Client Company in the defense of any such legal proceeding or claimant litigation. The notification shall be faxed to Client Company’s Corporate Secretary at 717-393-7014;

(x)	Follow all applicable federal, state and local rules, regulations and mandates as required for the performance of this Agreement;

(y)	Shall issue to Client Company the following standard reports monthly:

1)	Appeal Status Report

2)	Time to Process Report

3)	Quality Assurance Report

4)	Social Security Activity Report

5)	LTD Claim Status Detail Report

6)	Complaint Log

(z)	Be responsible for Claimant checks being issued by the 20th of each calendar month and EFT’s being deposited by the 20th calendar day of each month, or the business day immediately preceding the 20th calendar day. Any costs resulting from late payment will be DRMS’ responsibility; and

(aa)	DRMS shall issue to Policyholders all monthly Claim Payment histories and detailed tax reports.

2.

The parties agree that the Client Company will be responsible for and shall pay the Claim Expenses detailed below which are incurred by DRMS in performing the ASO Claims Services. To facilitate the Client Company’s payment of such Claim

Expenses, the following Claim Expenses will be identified, in invoicing to the Client Company, to the appropriate ASO Claim file:

(a)	Attorney Fees (Selection of attorney requires prior approval of Client Company);

(b)	Medical Records;

(c)	IME (Independent Medical Exam);

(d)	FCE (Functional Capacity Exam);

(e)	Surveillance;

(f)	Labor Market Surveys;

(g)	Job Accommodation Expenses (with prior approval of Client Company);

(h)	DRMS Field Case Management;

(i)	Non-DRMS Field Case Management;

(j)	DRMS Field Vocational Assessment or Rehabilitation;

(k)	Non-DRMS Vocational Assessment or Rehabilitation;

(l)	Peer reviews;

(m)	Behavioral Health Assessment fees; and

(n)	Social Security Services.

DRMS’ fees for providing ASO Services as outlined in Exhibit B, Section (B) (4) will not be charged to individual files but will be invoiced separately.

3.	DRMS shall not use the name or logo or other identification of Client Company in any advertising without the prior written authorization of Client Company.

4.	DRMS shall provide the ASO Services to the Client Company in accordance with Exhibit B in return for the following fees:

•	Initial Claims handling: $250.00 per claim per month;

•	Active Claims Handling: $120.00 per claim per month;

•	Permanent and Total Disability Claims: $20.00 per claim per month.

The Client Company will pay these fees to DRMS on a monthly basis, beginning in August 2005. DRMS will provide the Client Company with a summary of all claims under management and their respective per claim fee as an attachment to the monthly invoice. The invoice will be provided by DRMS to the Client Company by the 5th business day of the following month.

EXHIBIT C TO AGREEMENT WITH

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

CLAIM PAYMENT AND CHECK CUTTING SERVICES

1.	Payment of Claims. DRMS agrees to provide claim payment and check-cutting services, to the Client Company, with respect to payable claims (“Claims”) under the Policies, in accordance with the provisions of this Amendment. The parties agree that DRMS may provide such services through its affiliate, agent or third-party contractor upon written approval of the Client Company.

A.	All claims paid by DRMS from funds collected on behalf of the Client Companies shall be paid only on drafts of and as authorized by the appropriate Client Company.

B.	Payment of Claims to a claimant (“Claimant”) under a Policy may be made either through the Fiduciary Claims Administrative Accounts as defined below, or the parties may agree that DRMS may have check writing authority on accounts of the Client Company.

2.	Receipt of Payments. Any payments to DRMS of any premiums or charges for insurance by or on behalf of a Claimant shall be deemed to have been received by the Client Company, and the payment of return premiums or claims by the Client Company to DRMS shall not be deemed payment to the Claimant until such payments have been made by DRMS. Nothing herein shall limit any right of the Client Company against DRMS resulting from its failure to make payments to that Client Company or any Claimant.

3.	Interest and Bank Charges. DRMS will be entitled to all interest earned on the Fiduciary Claims Administrative Accounts, DRMS will be responsible for all bank charges and fees charged by the bank in connection with the Fiduciary Claims Administrative. Any Interest earned will be applied against fees.

4.	Flow of Funds. Attached to this Amendment as Schedule 1 is a description of the normal and anticipated processes for the Client Company to fund the Fiduciary Claims Administrative Accounts described herein. The parties recognize that this Schedule may not cover every possible situation requiring additional funding of these Fiduciary Claims Administrative Accounts, and accordingly, agree to take necessary steps to ensure that there are adequate funds from the Client Company to pay all Covered Claims for those unanticipated situations.

5.	Collection of Claims Funds. All insurance claim payments collected or received by DRMS on behalf of and from the Client Company shall be held by DRMS in a fiduciary capacity.

6.	Funds Deposits. Such funds shall be promptly remitted to the person or persons entitled thereto, or shall be deposited promptly in a fiduciary bank account in an

FDIC financial institution established and maintained by DRMS. This fiduciary bank account shall be located in Portland, Maine, and shall be designated as “Fiduciary Claims Administrative Account”.

7.	More Than 1 Policy. Funds received by DRMS from the Client Company with regard to claim payments to be made under more than one policy may be held by DRMS in the same Fiduciary Claims Administrative Account, so long as DRMS maintains clear records indicating the funds regarding each policy.

8.	Records Maintenance. DRMS shall promptly obtain and keep copies of such records and upon request of the Client Company shall furnish the Client Company with copies of such records pertaining to deposit and withdrawals on behalf of or for that Client Company.

9.	Financial Reconciliation. DRMS shall prepare and maintain, or caused to be prepared and maintained, monthly financial reconciliations for each Fiduciary Claims Administrative Account established under this Agreement. This reconciliation will be performed not later than thirty (30) days following the end of the month. DRMS shall send the Client Company a copy of this financial reconciliation and a monthly listing of any and all outstanding checks not later than thirty (30) days following the end of the month.

11	Unclaimed Property. DRMS will perform due diligence for any outstanding check greater than six (6) months old. A letter, to the last known address of the payee, will be sent by DRMS indicating the check outstanding. The payee can be the claimant, Policyholder, or taxing agency. The letter will request that the payee examine its records to determine if the outstanding check was actually received. Should the payee determine the check was not received or the payee has the outstanding check, the payee will be required to submit a statement indicating the status of the check and return to DRMS any stale dated checks and the statement before the check is reissued.

In December of each calendar year, DRMS will send to the Client Company the funds for any outstanding checks one year old or greater along with a report on any due diligence performed by DRMS. The Client Company will report to the proper states any amounts as unclaimed property as required by the unclaimed property statue of the appropriate state.

12.	Tax Reporting. DRMS, or its agents, shall perform any necessary reporting and withholding of employee-related taxes on Claim payments made under this Agreement. DRMS will also report monthly and annually to each employer the employer’s FICA match that each employer owes. Monthly reporting will occur prior to the 15th of the month following the month in which the payments occurred. Annual reporting will be not later than January 15 of the year following the end of the reporting year. Annual reports are furnished to employers.

13.	Tax Deposits and Data. DRMS shall make all tax deposits of employee (Claimant) withholdings under the DRMS Sick Pay Employer Identification Number (EIN). DRMS shall also furnish employers with daily withholding data, on a monthly basis, in order to transfer liability to employers. The monthly reports will be provided by the 15th day of the following month. In addition, DRMS shall provide employers annual reports not later than January 15 of the year following the year covered by such reports. DRMS shall not be responsible for (a) any reporting, withholding or handling of employer-related taxes to the Internal Revenue Service or any other local, state or federal agencies.

14.	DRMS Indemnification. DRMS shall indemnify and hold the Client Company harmless from and against all loss, damage, cost, expense, and penalties of any nature arising from DRMS’ failure to comply with any tax withholding and reporting obligations under this Exhibit.

15.	Withdrawals. Withdrawals from the DRMS Fiduciary Claims Administrative Account(s) established under this Exhibit shall be made for payment of covered Claims under the applicable Policy to Claimants to whom such payments are due, including any necessary employee-related tax withholding.

16.	Claims Draft Authority. DRMS, and any check-cutting or tax reporting third party contractor utilized by DRMS, shall have the authority to issue claim payments, and remit any employee taxes withheld under this Agreement, and draft and check-writing authority for the purpose of DRMS fulfilling its duties under this Agreement so long as it obtains the Client Company’s prior written consent. DRMS shall promptly disclose to the Client Company the identity of any such check-cutting or tax reporting third party contractor utilized by DRMS.

17.	Limited FICA Indemnification. Except with respect to the indemnification obligations of DRMS pursuant to item 14 of this Exhibit, the Client Company agrees to defend and indemnify DRMS from any and all claims, demands, judgments, awards, penalties, fines or causes of action arising out of or related in any way to (a) DRMS’ reporting to the Client Company and/or any employer of any employer FICA match as part of the claims-paying Services that DRMS is performing as described in this Exhibit, (b) any federal or state unemployment tax liability(ies) for employers insured by the Client Company in connection with DRMS’ Services under this Exhibit, or (c) any other employer-related or employer-assessed tax liability(ies) for employers insured by the Client Company in connection with DRMS’ Services under this Exhibit, including but not limited to, any such tax reporting or liability described in (a), (b) or (c) herein that may have accrued or be unpaid prior to the effective date on which DRMS begins to provide the Services.

SCHEDULE 1 – FLOW OF FUNDS

A.	Normal Fiduciary Claims Administrative Account Funding.

1.	The Client Company will initially deposit a sum agreed upon between the Client Company and DRMS sufficient to pay Claims for the coming month.

2.	The first of each month the Insurers, as appropriate, will wire transfer the necessary funds to the Fiduciary Claims Administrative Accounts, to reestablish the agreed upon balance necessary to pay claims for the coming month. This funding will occur in sufficient time before the agreed-upon date for disbursement of the necessary claim payments to the Claimants for the Covered Claims.

3.	DRMS will provide a summary report monthly to the Insurer listing in detail the claims paid for the stated time period no later than the 5th business day of each month.

4.	DRMS will mail, or caused to mailed, checks for the payment of Claims after verifying that the requested funding from the Client Company has been transferred to the Fiduciary Claims Administrative Account. DRMS shall not mail, or caused to be mailed, any check(s) for the payment of any Claim(s) if the Client Company has transferred a materially insufficient amount of funds for such payment(s).

B.	Irregular Fiduciary Claims Administrative Accounts.

1.	Irregular funding often results from settlements of claims or in connection with any claims lawsuit. As much as possible, the parties will try to arrange such funding to coincide with regular funding cycles.

2.	If irregular funding is needed at a time that does not coincide with the regular funding cycles, the appropriate Client Company will arrange for the necessary funding of this irregular need following the process as defined in (A) above.